Exhibit 99.1

News & Information

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen (Investor Relations)

(973) 357-3283

Release Date: Immediate

Cytec Announces Fourth Quarter and Full Year 2012 Results

Fourth Quarter As-Adjusted Continuing EPS of $0.72;

Fourth Quarter As-Adjusted Total EPS of $1.10; Up 28%

Full Year As-Adjusted Continuing EPS of $3.02

Full Year As-Adjusted Total EPS of $5.45 up 20%

WOODLAND PARK, N.J., January 31, 2013 — Cytec Industries Inc. (NYSE: CYT) announced today net earnings attributable to Cytec for the fourth quarter 2012 of $45.8 million or $0.99 per diluted share. Net sales from continuing operations were $470.7 million. Earnings from continuing operations were $21.4 million or $0.46 per diluted share. Earnings from discontinued operations were $25.1 million or $0.54 per diluted share. Net earnings attributable to non-controlling interests (which are associated with the discontinued operations) were $0.7 million or $0.01 per diluted share. Included in the quarter are several special items that total $5.4 million of net charges after-tax, or $0.11 per diluted share, and are outlined further in this release ($0.26 of net expense attributable to continuing operations and $0.15 of net benefit attributable to discontinued operations). Excluding these special items, net earnings attributable to Cytec were $51.2 million or $1.10 per diluted share, earnings from continuing operations were $33.5 million or $0.72 per diluted share, and earnings from discontinued operations were $17.7 million or $0.38 per diluted share.

Net earnings attributable to Cytec for the fourth quarter of 2011 were $41.6 million or $0.88 per diluted share. Net sales from continuing operations were $369.5 million. Earnings from continuing operations were $30.0 million or $0.64 per diluted share. Earnings from discontinued operations were $12.6 million or $0.26 per diluted share. Net earnings attributable to non-controlling interests (which are associated with the discontinued operations) were $1.0 million or $0.02 per diluted share. Included in the quarter were several special items that totaled $1.3 million of net benefit after-tax or $0.02 per diluted share ($0.03 of net expense attributable to continuing operations and $0.05 of net benefit attributable to discontinued operations). Excluding the special items, earnings attributable to Cytec were $40.3 million or $0.86 per diluted share, earnings from continuing operations were $31.4 million or $0.67 per diluted share, and earnings from discontinued operations were $8.9 million or $0.19 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “Our fourth quarter results reflect the continued solid performance of our Engineered Materials and In Process Separation segments, delivering higher selling volumes and prices versus the same period a year ago. In the Additive Technologies segment, demand remained weak for certain specialty additive products in North America and Europe yet we were able to maintain good operating margins. Overall, our sales in continuing operations were up 27% over the prior year, mostly due to our Umeco acquisition.”

Mr. Fleming continued, “We remain on track for a first quarter close of our Coating Resins business divestiture and are awaiting final regulatory approvals.”

Cytec Engineered Materials sales increased 9% to $231.0 million; Operating Earnings decreased to $41.2 million.

In Engineered Materials, selling volumes increased by 5% versus the fourth quarter 2011 mostly driven by higher build rates in the large commercial transport and civil rotorcraft sectors. Higher selling prices increased sales by 4%.

Operating earnings of $41.2 million were down versus earnings of $41.6 million in the prior year quarter, primarily due to higher spending in manufacturing to support the higher growth levels and lower fixed costs absorption resulting from planned inventory reductions. These unfavorable impacts were partially offset by higher selling prices and volumes. Prior year quarter results also included approximately $2.7 million of one-time retroactive price increase adjustments.

Cytec’s newly acquired business, Umeco, reported sales of $83.3 million and as-adjusted operating earnings of $3.8 million.

On July 20, 2012, we completed the purchase of our previously announced acquisition of Umeco Plc. Sales in the Process Materials (vacuum bagging) product line were in-line with our expectations and sales of Structural Materials fell short of our expectations by approximately $4.5 million, mostly in Europe, and primarily due to sales orders deferred into 2013 and softer demand in high-end automotive programs.

As-adjusted operating earnings were $3.8 million for the quarter (which excludes $1.1 million of amortization of inventory step-up) as the impact from lower selling volumes of structural materials products was partially offset by lower operating costs.

Cytec In Process Separation sales increased 5% to $94.2 million; Operating Earnings decreased to $17.4 million.

In Process Separation selling volumes increased by 1% versus the fourth quarter of 2011. Solid demand for mining products related to copper and other base metals were partially offset by soft demand in the alumina market as well as lower sales of phosphine chemicals due largely to a planned maintenance turnaround in our phosphine plant. Higher selling prices increased sales by 4%.

Operating earnings were $17.4 million versus $20.4 million in the prior year quarter, with the shortfall principally due to higher manufacturing costs associated with the phosphine plant turnaround, targeted inventory control, increased operating expenses to support future growth in the segment, and a less favorable product mix.

Cytec Additive Technologies sales decreased 7% to $62.2 million; Operating Earnings increased to $8.2 million.

In Additive Technologies, overall selling volumes were down 6% versus the fourth quarter 2011 primarily due to lower demand for specialty additive products in North America and Europe. The impact of exchange rates decreased sales by 1%.

Operating earnings of $8.2 million were up versus $7.5 million in the fourth quarter of 2011. The higher earnings mostly resulted from a favorable product mix and lower raw material costs.

Corporate and Unallocated

For the three months and full year ended December 31, 2012, continuing costs previously allocated to Coating Resins but now included as part of corporate and unallocated were $16.0 and $66.5 million, respectively. For the three months and full year ended December 31, 2011, these costs were $15.9 and $66.0 million, respectively.

Discontinued Operations

The Coating Resins segment is classified as discontinued operations. The following covers Coating Resins sales and earnings as they would have been reported if they had not been required to be classified as discontinued operations. Sales were $324.1 million, down 10% in the fourth quarter 2012 versus $361.3 million in the same period 2011. Selling volumes were down 2% excluding the impact of the divestiture of the pressure sensitive adhesives business of 5%. Selling prices were down 1% year over year and the impact of changes in exchange rates decreased sales by 2%. Operating earnings increased to $11.9 million versus operating loss of $0.4 million in the fourth quarter of 2011.

Special Items

In the fourth quarter of 2012 a number of special items were recorded in continuing operations that resulted in a net pre-tax charge of $24.7 million ($12.1 million expense after-tax) as follows:

•

Included in Corporate Unallocated as Research and process development expense is a pre-tax charge of $0.4 million ($0.2 million after-tax or $0.00 per diluted share) related to incremental accelerated depreciation related to the sale-leaseback transaction of our research and development facility in Stamford, Connecticut in the third quarter of 2011.

•

Included in Corporate Unallocated as Administrative and general expense is a pre-tax charge of $1.2 million ($1.0 million after-tax or $0.02 per diluted share) related to Umeco acquisition costs. For tax purposes, these costs will be predominantly capitalized as part of the transaction.

•

Included in Corporate Unallocated, principally in Administrative and general and Selling and technical services, is pre-tax net restructuring charges of $5.3 million ($3.6 million after-tax or $0.08 per diluted share) primarily related to initiatives to reduce stranded costs resulting from the sale of Coating Resins and personnel reductions in the acquired Umeco business.

•

Included in the Umeco segment as Manufacturing cost of sales is a pre-tax charge of $1.1 million ($0.7 million after-tax or $0.01 per diluted share) related to a purchase accounting adjustment for the difference between assigning a fair value to the acquired Umeco finished goods inventory at the date of acquisition and normal manufacturing cost.

•

Included in (Loss)/Gain on sale of assets is a pre-tax loss of $16.7 million ($10.5 million after-tax or $0.23 per diluted share) related to the aforementioned sale-lease back transaction in Stamford. The recognition of the sale was previously deferred due to an open environmental obligation. The transaction was recognized as a sale upon the satisfactory completion of our obligation in the fourth quarter of 2012, and as a result, we recognized the loss for the remaining excess carrying value.

•

Included in Income tax (benefit)/provision is $3.9 million of income tax benefit ($0.08 per diluted share) related to a revision of our previously accrued estimated income tax liability on the unrepatriated earnings of certain foreign subsidiaries as a result of the intended sale of our Coating Resins segment. Such revision is primarily due to changes in the tax attributes of certain foreign subsidiaries.

In addition, a number of special items were recorded to discontinued operations that resulted in a net pre-tax benefit of $11.1 million ($6.7 million benefit after-tax).

In the fourth quarter of 2011 a number of special items were recorded in continuing operations that resulted in a net pre-tax charge of $2.2 million ($1.4 million expense after-tax) as follows:

•	Included in Corporate and Unallocated principally in Manufacturing cost of sales is a pre-tax restructuring charge of $0.1 million ($0.1 million after-tax or $0.00 per diluted share).

•

Included in Corporate Unallocated as Research and process development expense is a pre-tax charge of $0.7 million ($0.4 million after-tax or $0.01 per diluted share) related to incremental accelerated depreciation related to the sale-leaseback transaction of our research and development facility in Stamford, Connecticut in the fourth quarter of 2011.

•

Included in Manufacturing cost of sales and Other expense, net is a pre-tax charge of $1.4 million ($0.9 million after-tax or $0.02 per diluted share) related to adjustments to environmental liabilities at our active and inactive locations.

In addition, a number of special items were recorded to discontinued operations that resulted in a net pre-tax benefit of $3.9 million ($2.7 million benefit after-tax).

Income Tax (Benefit)/Expense

The income tax benefit related to continuing operations for the fourth quarter of 2012 was $4.1 million, compared with a tax expense of $7.7 million in the fourth quarter of 2011. Included in the income tax benefit for the fourth quarter of 2012 is a tax benefit of $3.1 million or $0.07 per diluted share related to the expiration of the statute of limitations in certain international tax jurisdictions. Excluding this item and the impact from the special items previously noted, the overall underlying annual tax rate for the fourth quarter of 2012 was 30.6% versus the underlying annual tax rate in the fourth quarter of 2011 of 28.6%. The overall underlying annual tax rate for the quarter of 30.6% is lower than the 31.5% estimated rate at the end of the third quarter of 2012. The favorable impact of the lower rate related to the first nine months of 2012 was about $1.3 million or $0.03 per diluted share.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “On a continuing basis, our average net working capital days during the quarter were down 12 days at 83 days compared to the third quarter of 2012. Average accounts receivable and payable days were up 1 day and 2 days, respectively, compared with the third quarter of 2012. Average inventory days were down 10 days to 82 days compared with the third quarter of 2012, mostly due to aforementioned inventory reduction in Engineered Materials and also in In Process Separation.

“Capital spending for continuing operations in the quarter was $61million with majority of the spending attributable to our growth platforms. Our expectation for capital spending for the full year 2013 is approximately $300 million, mostly related to previously announced manufacturing capacity expansions in the Engineered Materials and In Process Separation segments.”

2013 Outlook

Mr. Fleming commented, “2012 was a transformational year for Cytec and we continue to make excellent progress on the Umeco integration and Coating Resins separation activities. As we mentioned previously, we are planning for a change in our business segment reporting structure to align our composite material resources, assets and strategy with target end markets (Aerospace and Industrial). Our guidance for 2013 full year adjusted diluted earnings per share for continuing operations is in a range of $4.70 to $4.95 on sales from continuing operations of approximately $2.0 billion. This guidance assumes a March 31st closing of the Coating Resins sale. The timing of the closing will impact our share repurchase plan, actions on stranded cost reductions, and reallocation of remaining stranded costs back to the operating segments. Given a first quarter close of the Coating Resins transaction, we plan to provide detailed 2013 guidance under the new business segments when we release our first quarter results in April.”

“Overall, I expect 2013 to be a year of continued growth across our portfolio of businesses. We expect Engineered Materials growth of about 10% with estimated annual sales in a range of $975 million to $1,005 million, driven by build rates in the large commercial transport and business jet sectors. Expected growth in the industrial composites markets will be moderated by macroeconomic conditions, particularly in Europe. Our estimated annual sales for the Umeco business are in the range of $315 million to $335 million. We expect In Process Separation growth of approximately 10% with estimated annual sales in the range of $410 million to $430 million, supported by increased base metal demand and the expanded use of our new technologies as we continue to penetrate new markets and geographies. We anticipate modest growth in Additive Technologies of about 3-4% with an estimate sales range of $275 million to $285 million as the business still faces macroeconomic headwinds in certain markets but has the ability to grow in the differentiated product lines. Therefore, despite the modest growth outlook for the global economy in 2013, I remain optimistic about Cytec’s growth potential given our new company profile and the opportunities in our composites and specialty chemicals businesses. We remain focused on executing our strategic initiatives to deliver growth and create value for our shareholders.”

Full Year Results

Net earnings attributable to Cytec for the full year ended December 31, 2012 were $188.0 million or $4.02 per diluted share on net sales from continuing operations of $1,708.1 million. Earnings from continuing operations were $91.3 million or $1.95 per diluted share. Earnings from discontinued operations were $98.8 million or $2.11 per diluted share. Net earnings attributable to noncontrolling interests (which are associated with the discontinued operations) were $2.1 million or $0.04 per diluted share.

Special Items

During the full year ended December 31, 2012, a number of special items were recorded in continuing operations that resulted in net pre-tax charges of $55.4 million ($49.9 million after-tax) as follows:

•

Included in Corporate and Unallocated as Research and process development is a pre-tax charge of $2.5 million
($1.5 million after-tax or $0.03 per diluted share) related to incremental accelerated depreciation related to the sale-leaseback transaction of our research and development facility in Stamford, Connecticut in the third quarter of 2011.

•

Included in Corporate and Unallocated as Administrative and general expense is a pre-tax charge of $8.4 million
($8.2 million after-tax or $0.18 per diluted share) related to Umeco acquisition costs. For tax purposes, these costs will be predominantly capitalized as part of the transaction.

•

Included in Corporate and Unallocated principally in Administrative and general and Manufacturing cost of sales are pre-tax net restructuring charges of $21.2 million ($14.6 million after-tax or $0.31 per diluted share) primarily related to initiatives to reduce stranded costs resulting from the sale of Coating Resins and personnel reductions in the acquired Umeco business.

•

Included in the Umeco segment as Manufacturing cost of sales is a pre-tax charge of $5.6 million ($3.8 million after-tax or $0.08 per diluted share) related to purchase accounting for the difference between assigning a fair value to the acquired Umeco finished goods inventory at the date of acquisition and normal manufacturing cost.

•

Included in Other expense, net is a pre-tax charge of $1.1 million ($0.7 million after-tax or $0.01 per diluted share) related to an exchange loss recorded in connection with an acquired Umeco intercompany loan which was settled after the acquisition.

•

Included in the Income tax (benefit)/provision is $10.6 million of income tax expense ($0.23 per diluted share) related to the sale process of our Coating Resins segment. Accounting rules require establishing a tax liability on the unrepatriated earnings of foreign subsidiaries if it is management’s intention to no longer permanently reinvest such earnings. As a result of the intended sale of Coatings Resins, management’s intentions changed with regard to a portion of the unrepatriated earnings of certain foreign subsidiaries. Therefore, included in the $10.6 million is $3.1 million of tax expense incurred due to the repatriation of certain earnings during 2012 and an estimated $7.5 million to be incurred on the future repatriation of other earnings, subsequent to the sale of Coating Resins.

•

Included in (Loss)/Gain on sale of assets is a pre-tax loss of $16.7 million ($10.5 million after-tax or $0.23 per diluted share) related to the aforementioned sale-lease back transaction in Stamford. The recognition of the sale was previously deferred due to an open environmental obligation. The transaction was recognized as a sale upon the satisfactory completion of our obligation in the fourth quarter of 2012, and as a result, we recognized the loss for the remaining excess carrying value.

In addition, a number of special items were recorded in discontinued operations that resulted in a net pre-tax benefit of $4.4 million ($17.3 million expense after-tax).

Excluding these special items, net earnings attributable to Cytec were $255.2 million or $5.45 per diluted share, earnings from continuing operations were $141.2 million or $3.02 per diluted share, and earnings from discontinued operations were $114.0 million or $2.43 per diluted share.

Net earnings for the full year ended December 31, 2011 were $207.8 million or $4.24 per diluted share on net sales from continuing operations of $1,415.9 million. Earnings from continuing operations were $84.0 million or $1.71 per diluted share. Earnings from discontinued operations were $126.9 million or $2.59 per diluted share. Net earnings attributable to non-controlling interests (which are associated with the discontinued operations) were $3.1 million or $0.06 per diluted share.

For the full year ended December 31, 2011, a number of special items were recorded in continuing operations that resulted in net pre-tax charges of $4.0 million ($2.4 million expense after-tax) as follows:

•	Included in Corporate and Unallocated principally in Manufacturing cost of sales is a pre-tax net restructuring charge of $0.8 million ($0.5 million after-tax or $0.01 per diluted share).

•

Included in Corporate and Unallocated as Research and process development is a pre-tax charge of $0.7 million ($0.4 million after-tax or $0.01 per diluted share) related to incremental accelerated depreciation related to the sale-leaseback transaction of our research and development facility in Stamford, Connecticut in the third quarter of 2011.

•

Included in (Loss)/Gain on sale of assets is a pre-tax gain of $3.3 million ($2.1 million after-tax or $0.04 per diluted share) related to a sale of land at our manufacturing site in Colombia which was shutdown in the second half of 2009.

•

Included primarily in Other expense, net is a pre-tax charge of $5.8 million ($3.6 million after-tax or $0.07 per diluted share) related to an increase in the environmental liability at inactive sites for updated estimates of future remedial costs.

In addition, a number of special items were recorded to discontinued operations that resulted in a net pre-tax charge of $16.3 million ($11.4 million expense after-tax).

Excluding these special items, net earnings attributable to Cytec were $221.6 million or $4.52 per diluted share, earnings from continuing operations were $86.4 million or $1.76 per diluted share, and earnings from discontinued operations were $135.2 million or $2.76 per diluted share.

Income Tax Expense

Income tax expense related to continuing operations for the full year 2012 was $40.1 million, compared with a tax expense of $30.3 million in the full year 2011. Included in income tax expense for 2012 is a tax benefit of $11.6 million or $0.25 per diluted share related to the reversal of tax reserves primarily due to the settlement of U.S. tax audits and the expiration of the statute of limitations in certain international tax jurisdictions.

Investor Conference Call to be Held on Friday, February 1, 2013 at 11:00am ET

Cytec will host their fourth quarter earnings release conference call on February 1, 2013 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings from continuing operations attributable to Cytec and earnings from discontinued operations, excluding special items and diluted earnings per share (continuing operations attributable to Cytec and earnings from discontinued operations) excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Full Year Ended December 31,
	2012	2011	2012	2011
Net sales	$470.7	$369.5	$1,708.1	$1,415.9
Manufacturing cost of sales	334.1	252.6	1,181.5	992.2
Selling and technical services	42.8	33.4	147.8	127.2
Research and process development	13.4	12.2	52.9	45.0
Administrative and general	35.9	24.2	136.6	96.1
Amortization of acquisition intangibles	3.9	0.8	9.0	3.2
(Loss)/Gain on sale of assets	(16.7)	0.0	(16.7)	3.3

Earnings from operations	23.9	46.3	163.6	155.5
Other expense, net	0.3	0.2	1.7	5.1
Net loss on early extinguishment of debt	0.0	0.0	0.2	0.3
Equity in loss of associated companies	0.1	0.0	0.2	0.0
Interest expense, net	6.2	8.4	30.1	35.8

Earnings from continuing operations before income taxes	17.3	37.7	131.4	114.3
Income tax (benefit)/provision	(4.1)	7.7	40.1	30.3

Earnings from continuing operations	21.4	30.0	91.3	84.0

Earnings from discontinued operations before gain/loss on sale, net of tax (1)	26.2	12.6	115.4	92.3
Net (loss)/gain on sale of discontinued operations, net of tax (2)	(1.1)	0.0	(16.6)	34.6

Earnings from discontinued operations, net of tax	25.1	12.6	98.8	126.9

Net earnings	46.5	42.6	190.1	210.9
Less: Net earnings attributable to noncontrolling interests	(0.7)	(1.0)	(2.1)	(3.1)

Net earnings attributable to Cytec Industries Inc.	$45.8	$41.6	$188.0	$207.8

Comprehensive income/(loss)	$18.7	$0.9	$191.0	$158.9
Less: Comprehensive income attributable to noncontrolling interest	(0.3)	(1.0)	(1.6)	(3.2)

Comprehensive income/(loss) attributable to Cytec Industries Inc.	$18.4	$(0.1)	$189.4	$155.7

Earnings per share attributable to Cytec Industries Inc.
Basic earnings per common share
Continuing operations	$0.47	$0.64	$1.98	$1.73
Discontinued operations (net of noncontrolling interest)	0.54	0.25	2.10	2.56

	$1.01	$0.89	$4.08	$4.29

Diluted earnings per common share
Continuing operations	$0.46	$0.64	$1.95	$1.71
Discontinued operations (net of noncontrolling interest)	0.53	0.24	2.07	2.53

	$0.99	$0.88	$4.02	$4.24

Dividends per common share	$0.125	$0.125	$0.500	$0.500

Shares used in calculating earnings per common share (in 000s)
Basic	45,569	46,588	46,034	48,449
Diluted	46,402	47,033	46,786	49,003

(1)	In the second quarter of 2012, we committed to a plan to sell the assets and liabilities of our Coating Resins segment. Since the second quarter of 2012, the results of operations of the Coating Resins segment have been reported as discontinued operations. All previously reported financial information has been revised to conform to the current presentation.
(2)	Included in full year ended December 31, 2011, is an after-tax gain on the sale related to our former Building Block Chemicals business of $34.6. Included in full year ended December 31, 2012 is a net after-tax gain on the sale of PSA business of our Coating Resins segment of $8.6 and an after-tax charge of $25.2 to adjust the carrying value of Coating Resins assets held-for-sale to their fair value less cost to sell.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Millions of Dollars)

(unaudited)

	Three months ended December 31,		Full Year Ended December 31,
	2012	2011	2012	2011
Net Sales:
Engineered Materials	$231.0	$212.9	$903.5	$789.2
Umeco (1)	83.3	0.0	150.0	0.0
In Process Separation	94.2	89.5	384.2	339.5
Additive Technologies
Sales to external customers	62.2	67.1	270.4	287.2
Intersegment sales	0.2	0.1	0.8	0.9

Net sales from segments	470.9	369.6	1,708.9	1,416.8
Elimination of intersegment revenue	(0.2)	(0.1)	(0.8)	(0.9)

Total consolidated net sales	$470.7	$369.5	$1,708.1	$1,415.9

	Three months ended December 31,				Full year ended December 31,
	2012	% of Sales	2011	% of Sales	2012	% of Sales	2011	% of Sales
Earnings/(loss) from operations:
Engineered Materials	$41.2	17.8%	$41.6	19.5%	$165.3	18.3%	$124.9	15.8%
Umeco (1)	2.7	3.2%	—	—%	1.0	0.7%	—	—%
In Process Separation	17.4	18.5%	20.4	22.8%	91.8	23.9%	69.7	20.5%
Additive Technologies	8.2	13.2%	7.5	11.2%	37.9	14.0%	39.4	13.7%

Earnings from segments	69.5	14.8%	69.5	18.8%	296.0	17.3%	234.0	16.5%
Corporate and Unallocated, net (2)	(45.6)		(23.2)		(132.4)		(78.5)

Total earnings from operations	$23.9	5.1%	$46.3	12.5%	$163.6	9.6%	$155.5	11.0%

(1)	For full year ended December 31, 2012, Umeco net sales and operating earnings reflect the period from July 20, 2012 through December 31, 2012. For three months and full year ended December 31, 2012, operating earnings include $1.1 and $5.6 of amortization of purchase accounting step-up in inventories.

(2) Corporate and Unallocated includes the following:

	Three months ended December 31,		Full year ended December 31,
	2012	2011	2012	2011
Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT	$0.4	$0.7	$2.5	$0.7
Umeco acquisition costs	1.2	—	8.4	—
Net restructuring charges	5.3	0.1	21.2	0.8
Environmental expense	-	0.6	—	0.6
Loss/(Gain) on sale of assets	16.7	—	16.7	(3.3)
Continuing costs previously allocated to Coating Resins	16.0	15.9	66.5	66.0

Total	$39.6	$17.3	$115.3	$64.8

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR PERIOD

(unaudited)

	Three Months Ended			Full Year Ended
	December 31, 2012			December 31, 2012
	% Variance Due To			% Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX
Engineered Materials	5%	4%	0%	11%	3%	0%
In Process Separation	1%	4%	0%	6%	7%	0%
Additive Technologies	-6%	0%	-1%	-7%	3%	-2%
Total Cytec Continuing Operations*	2%	3%	0%	6%	4%	0%

* excludes Umeco

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except per share amounts)

(Unaudited)

December 31,	2012	2011
Assets
Current assets
Cash and cash equivalents	$179.3	$415.8
Trade accounts receivable, less allowance for doubtful accounts of $4.9 and $1.3 as of December 31, 2012 and, 2011, respectively	263.6	184.2
Other accounts receivable	39.1	28.3
Inventories	267.2	186.5
Deferred income taxes	37.8	34.9
Other current assets	18.9	13.4
Assets held for sale	410.8	424.7

Total current assets	1,216.7	1,287.8

Investment in associated companies	1.7	—

Plants, equipment and facilities, at cost	1,310.4	1,109.8
Less: accumulated depreciation	(475.1)	(385.1)

Net plant investment	835.3	724.7
Acquisition intangibles, net of accumulated amortization of $43.9 and $34.7 as of December 31, 2012 and, 2011, respectively	183.7	12.2
Goodwill	530.7	314.5
Deferred income taxes	8.9	16.3
Other assets	88.7	87.1
Assets held for sale	1,061.8	1,094.1

Total assets	$3,927.5	$3,536.7

Liabilities
Current liabilities
Accounts payable	$176.4	$118.9
Short-term borrowings	3.0	3.5
Current maturities of long-term debt	136.1	—
Accrued expenses	179.4	126.1
Income taxes payable	51.4	20.8
Deferred income taxes	0.6	0.6
Liabilities held for sale	265.9	252.0

Total current liabilities	812.8	521.9

Long-term debt	567.4	635.9
Pension and other postretirement benefit liabilities	275.5	277.0
Other noncurrent liabilities	196.1	208.3
Deferred income taxes	73.1	41.2
Liabilities held for sale	198.3	159.1

Stockholders’ equity

Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,618,861 at 12/31/12 and 49,586,198 shares at 12/31/11	0.5	0.5
Additional paid-in capital	465.6	461.2
Retained earnings	1,641.3	1,476.4
Accumulated other comprehensive gain/(loss)	(65.1)	(66.5)
Treasury stock, at cost, 4,672,700 shares in 2012 and 4,077,360 shares in 2011	(243.3)	(185.0)

Total Cytec Industries Inc. stockholders’ equity	1,799.0	1,686.6

Noncontrolling interest	5.3	6.7

Total equity	1,804.3	1,693.3

Total liabilities and stockholders’ equity	$3,927.5	$3,536.7

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

(Dollars in millions)

(Unaudited)

	Full Year Ended December 31,
	2012	2011
Cash flows provided by (used in) operating activities
Net Earnings	$190.1	$210.9
Earnings from discontinued operations	(98.8)	(126.9)

Earnings from continuing operations	91.3	84.0
Noncash items included in earnings from continuing operations:
Depreciation	58.6	45.0
Amortization	14.1	8.7
Share-based compensation	11.3	11.1
Deferred income taxes	(29.8)	26.0
Gain on sale of assets	—	(3.3)
Asset impairment charges on disposal of assets	16.7	—
Loss on early extinguishment of debt	0.2	0.3
Unrealized (gain)/loss on derivative instruments	(4.5)	2.1
Other	0.1	—
Changes in operating assets and liabilities (excluding effects of acquisitions and divestitures):
Trade accounts receivable	(9.0)	(44.2)
Other receivables	8.6	5.7
Inventories	(17.6)	(29.3)
Other assets	7.3	(3.2)
Accounts payable	(1.7)	26.9
Accrued expenses	23.3	(11.0)
Income taxes payable	40.8	(4.2)
Other liabilities	(32.1)	(41.8)

Net cash provided by operating activities of continuing operations	177.6	72.8
Net cash provided by operating activities of discontinued operations	136.1	139.0

Net cash provided by operating activities	313.7	211.8

Cash flows provided by (used in) investing activities:
Additions to plants, equipment and facilities	(145.3)	(78.9)
Acquisition of businesses, net of cash received	(449.3)	—
Net proceeds received on sale of assets	—	3.4

Net cash used in investing activities of continuing operations	(594.6)	(75.5)
Net cash provided by investing activities of discontinued operations	84.7	117.8

Net cash (used in)/provided by investing activities	(509.9)	42.3

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt	318.1	—
Payments on long-term debt	(268.4)	(5.9)
Change in short-term borrowings, net	(0.5)	(2.8)
Cash dividends	(25.9)	(27.1)
Proceeds from the exercise of stock options	28.0	8.1
Purchase of treasury stock	(99.9)	(196.1)
Excess tax benefits from share-based payment arrangements	5.9	1.5
Net proceeds on sale-leaseback arrangement	(1.3)	10.8

Net cash used in financing activities	(44.0)	(211.5)

Effect of currency rate changes on cash and cash equivalents	3.7	(10.1)

(Decrease)/increase in cash and cash equivalents	(236.5)	32.5

Cash and cash equivalents, beginning of period	415.8	383.3

Cash and cash equivalents, end of period	$179.3	$415.8

Reconciliation of GAAP and Non-GAAP Measures

Amounts in millions except per share amounts

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended December 31, 2012
	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$21.4	$0.46
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	0.2	—
- Umeco acquisition costs	1.0	0.02
- Net restructuring charges	3.6	0.08
- Amortization of inventory step-up	0.7	0.01
- Loss on sale of assets	10.5	0.23
- Revision to established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	(3.9)	(0.08)

Non-GAAP net earnings from continuing operations	$33.5	$0.72

GAAP earnings from discontinued operations	$25.1	$0.54
Less: Net earnings attributable to noncontrolling interests	(0.7)	(0.01)

Net earnings from discontinued operations attributable to Cytec Industries Inc.	24.4	0.53
- Net restructuring adjustments	0.8	0.02
- Coating Resins Separation costs	4.1	0.08
- Adjustment to estimated loss on the sale of Coating Resins	1.4	0.03
- Revision to established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	0.4	0.01
- Depreciation and amortization benefit (1)	(13.1)	(0.28)
- Adjustment to Gain on sale of PSA	(0.3)	(0.01)

Non-GAAP net earnings from discontinued operations attributable to Cytec Industries Inc.	$17.7	$0.38

Total Non-GAAP net earnings attributable to Cytec Industries Inc.	$51.2	$1.10

Three Months Ended December 31, 2011
	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$30.0	$0.64
- Net restructuring charges	0.1	—
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	0.4	0.01
- Environmental liability adjustments	0.9	0.02

Non-GAAP net earnings from continuing operations	$31.4	$0.67

GAAP earnings from discontinued operations	$12.6	$0.26
Less: Net earnings attributable to noncontrolling interests	(1.0)	(0.02)

Net earnings from discontinued operations attributable to Cytec Industries Inc.	11.6	0.24
- Net restructuring charges	0.3	0.01
- Environmental liability adjustments	(3.0)	(0.06)

Non-GAAP net earnings from discontinued operations attributable to Cytec Industries Inc.	$8.9	$0.19

Total Non-GAAP net earnings attributable to Cytec Industries Inc.	$40.3	$0.86

Full Year Ended December 31, 2012

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$91.3	$1.95
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	1.5	0.03
- Umeco acquisition costs	8.2	0.18
- Net restructuring charges	14.6	0.31
- Amortization of inventory step-up	3.8	0.08
- Exchange loss on intercompany loan related to Umeco acquisition	0.7	0.01
- Revision to established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	10.6	0.23
- Loss on sale of assets	10.5	0.23

Non-GAAP net earnings from continuing operations	$141.2	$3.02

GAAP earnings from discontinued operations	$98.8	$2.11
Less: Net earnings attributable to noncontrolling interests	(2.1)	(0.04)

Net earnings from discontinued operations attributable to Cytec Industries Inc.	96.7	2.07
- Net restructuring adjustments	1.2	0.02
- Environmental liability adjustments	1.1	0.02
- Coating Resins Separation costs	16.9	0.36
- Estimated loss on the sale of Coating Resins	25.2	0.54
- Gain on sale of PSA	(8.6)	(0.18)
- Depreciation and amortization benefit (1)	(25.9)	(0.56)
- Tax liability on repatriated earnings of foreign subsidiary resulting from intended sale of Coating Resins business	(0.2)	—
- Established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	7.6	0.16

Non-GAAP net earnings from discontinued operations attributable to Cytec Industries Inc.	$114.0	$2.43

Total Non-GAAP net earnings attributable to Cytec Industries Inc.	$255.2	$5.45

Full Year Ended December 31, 2011
	Net earnings	Diluted EPS
GAAP earnings from continuing operations	$84.0	$1.71
- Net restructuring charges	0.5	0.01
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	0.4	0.01
- Gain on sale of land	(2.1)	(0.04)
- Environmental liability adjustments	3.6	0.07

Non-GAAP net earnings from continuing operations	$86.4	$1.76

GAAP earnings from discontinued operations	$126.9	$2.59
Less: Net earnings attributable to noncontrolling interests	(3.1)	(0.06)

Net earnings from discontinued operations attributable to Cytec Industries Inc.	123.8	2.53
- Net restructuring charges	14.4	0.29
- Environmental liability adjustments	(3.0)	(0.06)

Non-GAAP net earnings from discontinued operations attributable to Cytec Industries Inc.	$135.2	$2.76

Total Non-GAAP net earnings attributable to Cytec Industries Inc.	$221.6	$4.52

(1)	Under US GAAP, depreciation and amortization are no longer required to be recorded once assets are reclassified as held for sale.

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